Exhibit 3.497

FILED

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By:	/s/ [ILLEGIBLE]
Depty
ARTICLES OF INCORPORATION
OF
FORWARD, INC.
     ONE: The name of this corporation iS, “Forward, Inc.”.
     TWO: The purposes for which this corporation is formed arc: (a) To engage initially in the primary business of operating a refuse and garbage transfer station; to furnish facilities for the collection and transfer of garbage, waste, swill, industrial waste, commercial garbage, food processing waste and non-putrescible materials from a refuse transfer station to a garbage dump site.
     (b) To engage in any one or more other businesses or transactions which the Board of Directors of this corporation may from time to tine authorize or approve, whether related or unrelated to the business described in (a) above or to any other business then or theretofore done by this corporation.
     (c) To exercise any and all rights and powers which a corporation may now or hereafter exercise.
     (d) To act as principal, agent, joint venturer, partner or in any other capacity which may be authorized or approved by the Board of Directors of this corporation.
     (e) To purchase, acquire, own, hold, lease, either as lessor or lessee, to pledge, mortgage, deed in trust, or otherwise encumber, to sell, exchange, or otherwise dispose of, to invest in, to improve, repair, alter, operate, and deal in and with, real and personal property of every sort, nature, and description and any and all interest therein.
     (f) To acquire by purchase, lease, or otherwise, the business, goodwill, rights, assets, and property of any person, firm, association, or corporation, either with or without assuming the whole or any portion of the liabilities of said person, firm, association, or corporation, and to pay for the same in cash, in the stock or bonds of this corporation, or otherwise; to hold or to sell or otherwise dispose of all or any portion of the property so

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so acquired; to operate or conduct in any lawful manner the whole or any portion of any business so acquired, and to have and to exercise such powers as may be necessary or convenient in, to or connected with, the management and operation of said business.
     (g) To borrow money and issue bonds, debentures, notes, and evidences of indebtedness, and to secure the payment or performance of its obligations by pledge, mortgage, deed of trust, or otherwise.
     (h) To acquire, subscribe for, hold, own, pledge, and otherwise dispose of, and represent shares of stock, bonds, and securities of any other corporation, domestic or otherwise.
     (i) To purchase or otherwise acquire its own bonds, debentures, or other evidences of its indebtedness or obligations, and, subject to the provisions of Division I of the Corporations Code, to purchase or otherwise acquire its own shares.
     (j) To engage in any business whatsoever which this corporation may deem convenient or proper in furtherance of any of the objects mentioned in this Article Two or otherwise, to the same extent and to the same effect as in the case of an individual; to qualify and to do business in any other state, territory, dependency, or foreign country, and to conduct business within or without the State of California.
     (k) To supervise and manage all classes of properties, income bearing or otherwise, for other persons, corporations, and associations; to act as agent, broker or attorney in fact, on a commission basis or otherwise, for any person, corporation, or association; to negotiate sales, leases, mortgages, deeds of trust, and other encumbrances of property of other persons, corporations, associations, real, personal, and mixed wherever situated.
     (l) To adopt, apply for, obtain, register, purchase, lease, or otherwise acquire, and to maintain, protect, hold, use, own, exercise, develop, operate, and introduce, and to sell, account licences or other rights in respect of, assign, or otherwise dispose of or turn to account any trade- marks, trade names, patents, patent rights, copyrights and distinctive marks and rights analogous thereto, and inventions, improvements, processes, formulas,

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and the like, including such thereof as may be covered by, used in connection with, or secured or received under, letters patent of the United States of America or elsewhere, or otherwise, and to acquire, use, exercise, or otherwise turn to account licenses or other rights in respect of any such trade names, trade marks, patents, patent rights, copyrights, inventions, improvements, processes, formulas, and the like.
     (m) To act. as financial, commercial, or general agent of individuals, partnerships, trustees, associations, joint stock companies, corporations, or syndicates, and as such to develop and extend their business and to aid in any of their lawful enterprises insofar as a corporation organized under the laws of the State of California may lawfully do so.
     (n) To adopt, and transact its business or any part thereof under a fictitious trade name, and to adopt such trade name for any branch of it business.
     (o) To enter into any kind of contract or agreement, cooperative, or profit-sharing plan with its officers or employees that the corporation may deem advantageous or expedient or otherwise to reward or pay such persons for their services as the Directors may deem fit.
     (p) To act as a real estate agent or broker and to engage in a general real estate business.
     (q) The business or purpose of this corporation is, from time to time and at any time, to do one or more of the acts and things herein set forth, and to have all the powers, rights and privileges now or hereafter conferred by the laws of the State of California authorising the formation of corporations, provided, however, that nothing herein contained shall be deemed to authorize this corporation to carry on within this State any public utility business.

     (r) The objects specified herein shall, except as otherwise expressed, be in no way limited or restricted by reference to or inference from the terns of any other clause or paragraph of these Articles. The objects, purposes, and powers specified in each of the clauses or paragraphs in these Articles shall be regarded as independent objects, purposes, or powers.

      The foregoing shall be construed as objects and powers, and the

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enumerations thereof shall not be hold to limit or restrict in any manner the general power new or hereafter conferred on this corporation by the laws of the State of California.
     THREE: The county in the State of California where the principal office for the transaction of the business of this corporation is to be located is San Joaquin County.
     FOUR: This corporation is authorized to issue only one class of shares of stock; the total number of shares shall be Seven hundred Fifty (750); the aggregate par value of all of said shares shall be Seventy-Five Thousand ($75,000.00) Dollars; and cash par value of each of said shares shall be One Hundred ($100.00) Dollars.
     FIVE; So distinction shall exist between the shares of this corporation or the holders thereof.
     SIX: (a) The number of the directors of this corporation shall be Four (A).
     (b) The names and addresses of the persons who are appointed to act as the first directors of this corporation are:

NAME	ADDRESS
Frank J. Garavano	250 West Jackson Street Stockton , California

Irene E. Garavano	250 West Jackson Street Stockton, California

John L. Glambastianl	1155 West Mariposa Street Stockton, California

Lois Glambastiani	1155 West Mariposa Street Stockton, California
     SEVEN: Before there can be a valid sale or transfer of any of the shares of this corporation by the holders thereof, the holder of the shares to I be sold or transferred shall first give notice in writing to the secretary of this corporation of his intention to sell or transfer sucn shares. Said notice shall specify the number of shares to be sold or transferred, the price per share and the terms upon which such holder intends to make such sale or transfer. The secretary shall, within five (5) days thereafter, mail or deliver a copy of said notice to each of the other shareholders of record of this corporation.

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Such notice may be delivered to such shareholders personally or may be mailed to the last known addresses of such shareholders, as the same may appear on the books of this corporation. Within fifteen days after the mailing or delivering of said notices to such shareholders, any such shareholder or shareholders desiring to acquire any part or all of the shares referred to in said notice shall deliver by mail or otherwise to the secretary of this corporation. written offer or offers to purchase a specified number or numbers of such shares at the price and upon the terms stated in said notice.
     If the total number of shares specified in such offers exceeds the number of shares referred to in said notice, each offering shareholder shall be entitled to purchase such proportion of the shares referred to in said notice to the secretary, as the number of shares of this corporation, which he holes, bears to the total number of shares held by all such shareholders desiring to purchase the shares referred to in said notice to the secretary.
     If all of the shares referred to in said notice to the secretary are not disposed of under such apportionsent, each shareholder desiring to purchase shares in a number in excess of his proportionate share, as provided above, shall be entitled to purchase such proportion of those shares which thus undisposed of, as the total number of shares which he holds bears to the total number of shares held by all of the shareholders desiring to purchase shares in excess of those to which they are entitled under such apportionment.
     If none or only a part of the shares referred to in said notice to the secretary is purchased, as aforesaid, in accordance with offers made within said fifteen day period, the shareholders desiring to sell or transfer may dispose of all shares of stock referred to in said notice to the secretary not so purchased by the other share-holders, to any person or persons, he may so desire; provided, however, that ha shall not sell or transfer such shares at lower price or on terms sore favorable to the purchaser or transferee than those specified in said notice to the secretary.
     Any sale or transfer, or purported sale or transfer, of the shares of said corporation stall be null and void unless the terms, conditions and provisions of this Article SEVEN are strictly observed and followed.

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     EIGHT: This corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation in the manner now or hereafter prescribed by Statute, and all rights conferred open shareholders herein are granted subject to this reservation.
     IN WITNESS THEREOF, for the purpose of forming this corporation under the laws of the State of California, we the undersigned, constituting the in corporators of this corporation, including the persons named hereinabove as the first directors of this corporation, have executed these Articles of Incorporation this 5th day of October, 1961.

/s/ Frank J. Garavano	250 West Jackson Street
Frank J. Garavano	Stockton, California

/s/ Irene B. Garavano	250 West Jackson Street
Irene B. Garavano	Stockton, California

/s/ John L. Giambastiani	1155 West Mariposa Street
John L. Giambastiani	Stockton, California

/s/ Lois Giambastiani	1155 West Mariposa Street
Lois Giambastiani	Stockton, California

STATE OF CALIFORNIA	)
	)	SS.
COUNTY OF SAN JOAQUIN	)
     On this 5th day of October, 1961, before me IRVING M. CORREN, a Notary Public in and for the said County and State residing therein, duly commissioned and sworn, personally appeared FRANK J. GARAVANO, IRENE B. GARAVANO, JOHN L. GIAMBASTIANI and LOIS GIAMBASTIANI, known to me, to be the persons whose names are subscribed to the foregoing Articles of Incorporation, and acknowledged to me that they executed the same.
     We WITNESS my hand and official seal.

/s/ Irving M. Corren

Notary Public in and for the County of San Joaquin, State of California My Commission Expires Jan. 14, 1963

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